Exhibit 107
CALCULATION OF FILING FEE TABLE

FORM S-8
(Form Type)

ALAMO GROUP INC.
(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.10 per share	Rule 457(c) and 457(h)	$300,000	$218.03	$65,409,000.00	$0.00015310	$10,014.12
	Total Offering Amounts					$65,409,000.00		$10,014.12
	Total Fee Offsets							$—
	Net Fee Due							$10,014.12

Offering Notes
(1) Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.10 per share (“Common Stock”), of Alamo Group Inc. (the “Company”) that become issuable under the Alamo Group Inc. 2025 Incentive Stock Option Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.
(2) This estimate is made pursuant to Rule 457(c) and Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Unit for shares available for future grant is the average of the high and low prices for the Common Stock as reported on the New York Stock Exchange on August 1, 2025.